Exhibit 99.1

Washington Federal, Inc.
425 Pike Street
Seattle, WA 98101
Contact: Cathy Cooper
(206) 777-8246
Thursday, February 16, 2012
FOR IMMEDIATE RELEASE

Washington Federal, Inc. to Change NASDAQ Ticker Symbol to "WAFD"

SEATTLE - Washington Federal, Inc. (Nasdaq: WFSL), the holding company for Washington Federal, today announced that its NASDAQ ticker symbol will change to “WAFD.” The new symbol will become effective as of the opening of trading on Tuesday, February 21, 2012.
“The ticker symbol change will align with the Company's newer branding and expanding business strategy,” said Roy M. Whitehead, chairman, president and CEO of Washington Federal. “Washington Federal earned the nickname “WaFed” years ago and this new ticker symbol reflects that,” he said. “We now serve commercial clients as well as consumers and want our brand to reflect our wider array of services.”
Washington Federal operates 166 offices in Washington, Oregon, Idaho, Utah, Nevada, Arizona, Texas and New Mexico. Established in 1917, the Company provides residential real estate loans, commercial real estate financing, consumer deposit accounts and business banking. On December 31, 2011, the Company reported $13.6 billion in assets, $8.9 billion in deposits and $1.9 billion in stockholders' equity.
To find out more about the Company, please visit our website. The Company uses its website to distribute financial and other material information about the Company, which is routinely posted on and accessible at www.washingtonfederal.com.

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